Exhibit 99.3

Executive Retention and Severance Agreement

This Executive Retention and Severance Agreement (the “Agreement”) is made and entered into as of June 26, 2009 (the "Effective Date"), by and between Move, Inc. and Robert J. Krolik

(the "Executive"). Capitalized terms used in this Agreement shall have the meanings set forth in Section 4, below.

1.        Purpose. The purpose of this Agreement is (i) to encourage Executive to remain in the employ of the Company (as defined in Section 4.3) and to continue to devote Executive's full attention to the success of the Company and (ii) to provide specified benefits to Executive in the event of a Termination Upon Change of Control or a Termination in Absence of Change of Control, as such terms are defined in Section 4 of this Agreement.

2.        Termination Upon Change of Control. In the event of Executive's Termination Upon a Change of Control, provided that Executive complies with Section 5.2 below and provides the transition services that the Company may request as described in Section 5.3 below, Executive shall receive the following payments and benefits:

2.1       Accrued Salary and Vacation, and Benefits. Executive shall receive all salary and accrued vacation (less applicable withholding) earned through the conclusion of the transition period (or termination date if there is no transition period requested by the Company), and the benefits, if any, under Company benefit plans to which Executive may be entitled pursuant to the terms of such plans. In addition, the Company shall pay 100% of the Executive's COBRA premiums for the same or reasonably equivalent medical coverage he had on the date of his termination for a period not to exceed the earlier of one (1) year following termination or until Executive becomes eligible for medical insurance coverage at a new employer.

2.2       Cash Severance Payment. Executive shall receive a lump sum payment in an amount equal to twelve (12) months of Executive's base salary (less applicable withholding), paid within five (5) business days after the conclusion of the transition period (or after the termination date if there is no transition period requested by the Company).

2.3       Cash Bonus Payment. Executive shall receive a payment in an amount (the "Minimum Bonus Payment") equal to fifty percent (50%) of Executive's "Target Bonus" for the year in which Executive's termination date occurs. In addition, if Executive's termination date occurs in the second half of the year (i.e., after June 30th), and all financial performance criteria established in Executive's bonus plan are achieved by the Company for the full year in which Executive's termination date occurs, then the Company will pay Executive an additional amount (the "Contingent Bonus Payment") equal to (i) a pro rata portion of Executive's Target Bonus prorated based on the number of days Executive is employed by the Company during such year, less (ii) the Minimum Bonus Payment. "Target Bonus" means the total bonus amount Executive would be entitled to receive for the entire year assuming achievement of 100% of the financial and non-financial objectives established in Executive's bonus plan (but not including any additional bonus amount payable for over achievement of objectives). The Minimum Bonus Payment shall be paid in a lump sum within five (5) business days after the conclusion of the transition period (or after the termination date if there is no transition period requested by the Company) without regard to the actual satisfaction of any performance criteria. The Contingent Bonus Payment, if any, shall be paid in a lump sum within sixty (60) days after the end of the year in which Executive’s termination date occurs.”

2.4       Stock Award Acceleration.  Immediately prior to the effective date of the Change of Control, 100% of all outstanding stock options granted and restricted stock described in the letter from Seven Berkowitz dated June __, 2009 (the “Letter”), (collectively the "Outstanding Equity"), shall vest. In addition, all Outstanding Equity consisting of stock options shall be exercisable by Executive for a period of one year following the end of such transition period (if any) or one (1) year following termination if the Company requests no transition period.

3.        Termination in Absence of Change of Control. In the event of Executive's Termination in Absence of a Change of Control, provided that Executive complies with Section 5.2 below and performs the transition services that the Company may request as described in Section 5.3 below, Executive shall receive the following payments and benefits:

3.1       Basic Severance Compensation. Executive shall receive all salary and accrued vacation (less applicable withholding) earned through the conclusion of the transition period (or termination date if there is no transition period requested by the Company), and the benefits, if any, under Company benefit plans to which Executive may be entitled pursuant to the terms of such plans. In addition, the Company shall pay 100% of the Executive's COBRA premiums for the same or reasonably equivalent medical coverage he had on the date of his termination for a period not to exceed the earlier of one (1) year following termination or until Executive becomes eligible for medical insurance coverage at a new employer.

3.2       Cash Severance Payment. Executive shall receive an amount equal to twelve (12) months of Executive's base salary (less applicable withholding), paid within five (5) business days after the conclusion of the transition period (or termination date if there is no transition period requested by the Company.)

3.3       Cash Bonus Payment. Executive shall receive a payment in an amount (the "Minimum Bonus Payment") equal to fifty percent (50%) of Executive's "Target Bonus" for the year in which Executive's termination date occurs. In addition, if Executive's termination date occurs in the second half of the year (i.e., after June 30th), and all financial performance criteria established in Executive's bonus plan are achieved by the Company for the full year in which Executive's termination date occurs, then the Company will pay Executive an additional amount (the "Contingent Bonus Payment") equal to (i) a pro rata portion of Executive's Target Bonus prorated based on the number of days Executive is employed by the Company during such year, less (ii) the Minimum Bonus Payment. "Target Bonus" means the total bonus amount Executive would be entitled to receive for the entire year assuming achievement of 100% of the financial and non-financial objectives established in Executive's bonus plan (but not including any additional bonus amount payable for over achievement of objectives). The Minimum Bonus Payment shall be paid in a lump sum within five (5) business days after the conclusion of the transition period (or after the termination date if there is no transition period requested by the Company) without regard to the actual satisfaction of any performance criteria. The Contingent Bonus Payment, if any, shall be paid in a lump sum within sixty (60) days after the end of the year in which Executive's termination date occurs. Payments under this section shall be less applicable withholding.

3.4       Stock Award Acceleration. Upon Executive's termination date, 100% of all outstanding stock options granted by the Company to Executive described in the Letter (collectively the "Outstanding Options") shall vest. In addition, all Outstanding Options, including the accelerated options described above, shall be exercisable by Executive for a period of one (1) year following the end of such transition period (if any) or one year following termination if the Company requests no transition period.

4.        Definitions. Capitalized terms used, but not previously defined, in this Agreement shall have the meanings set forth in this Section 4.

4.1       "Cause" means (a) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by you, after reasonable efforts, to meet performance expectations), for thirty (30) days after a written demand for substantial performance is delivered to you by the Chief Executive Officer of Move which specifically identifies the manner in which the Chief Executive Officer believes that you have not substantially performed your duties, or (b) your willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of you, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith without reasonable belief that your action or omission was in the best interests of the Company.

4.2       "Change of Control" means (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediate prior to such transaction or series of transactions; (d) there occurs a change in the composition of the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; (e) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or (f) any transaction or series of related transactions that has the substantial effect of anyone or more of the foregoing.

4.3       "Company" means Move, Inc., any successor thereto and, following a Change of Control, any successor or owner of substantially all the business and/or assets of Move, Inc.

4.4       "Diminution of Responsibilities" means the occurrence of any of the following conditions, without Executive’s consent and which condition is not cured by the Company within thirty (30) days after notice by Executive specifying the condition (which notice must be given no later than 90 days after the initial occurrence of such event): (a) a reduction by the Company of Executive’s duties, responsibilities, authority or reporting relationship such that Executive no longer serves in a substantive, senior executive role for the Company comparable in stature to Executive’s current role, or no longer reports to the chief executive officer of the Company; (b) a material reduction in Executive’s base salary or the percentage of his base salary on which his target bonus is based, provided that a reduction in base salary that is the result of a general reduction in salary in an amount similar to reductions for other similarly situated Company executives shall not constitute a “Diminution of Responsibilities”; (c) a material reduction in benefits (other than future option grants), provided that a reduction in benefits that is the result of a general reduction in benefits in an amount similar to reductions for other similarly situated Company employees shall not constitute a “Diminution of Responsibilities”; (d) the Company’s requiring Executive to be based at any office or location more than 50 miles from the Company’s headquarters in Campbell, California; or (e) a material breach by the Company of the terms of this Agreement or the Letter to you.

4.5       "Disability" means the inability to engage in the performance of Executive's duties by reason of a physical or mental impairment which constitutes a permanent and total disability in the opinion of a qualified physician.

4.6       "Incumbent Director" means a director who (1) is a director of the Company as of the Effective Date, (2) is elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, or (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

4.7       "Termination in Absence of Change of Control" means:

a)        any termination of employment of Executive by the Company without Cause (i) that occurs prior to the date that the Company first publicly announces it has entered into a definitive agreement or that the Company's Board of Directors has endorsed a tender offer for the Company's stock that in either case if consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies), (ii) that occurs after the Company announces that any definitive agreement or tender offer referred to in clause (i) has been terminated and before it announces it has entered into another such definitive agreement or the Board of Directors has endorsed another tender offer, or (iii) that occurs more than twelve (12) months following the consummation of any transaction or series of related transactions that result in a Change of Control; or

(b)       any resignation by Executive based on a Diminution of Responsibilities that occurs within one-hundred and eighty (180) days following the occurrence of one of the conditions that constitutes a Diminution of Responsibilities, but only where such Diminution of Responsibilities occurs: (i) prior to the date that the Company first publicly announces it has entered into a definitive agreement or that the Company's Board of Directors has endorsed a tender offer for the Company's stock that if consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies), (ii) after the Company announces that any definitive agreement or tender offer referred to in clause (i) has been terminated and before it announces it has entered into another such definitive agreement or the Board of Directors has endorsed another tender offer, or (iii) more than twelve (12) months following the consummation of any transaction or series of related transactions that result in a Change of Control.

Notwithstanding anything to the contrary herein, the term Termination in Absence of Change of Control shall not include termination of the employment of Executive (1) by the Company for Cause; (2) as a result of the voluntary termination of employment by Executive for reasons other than a Diminution of Responsibilities; or (3) that is a Termination Upon a Change of Control.

4.8       "Termination Upon Change of Control" means:

(a)       any termination of the employment of Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces that it has signed a definitive agreement or that the Company's Board of Directors has endorsed a tender offer for the Company's stock that in either case when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies) and ending at the earlier of the date on which the Company publicly announces that such definitive agreement or tender offer has been terminated without a Change of Control or on the date which is twelve (12) months following the consummation of any transaction or series of transactions that results in a Change of Control; or

(b)       any resignation by Executive based on a Diminution of Responsibilities where (i) such Diminution of Responsibilities occurs during the period commencing on or after the date that the Company first publicly announces that it has signed a definitive agreement that when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies) and ending on the date which is twelve (12) months following the consummation of the transaction or series of transactions that results in the Change of Control, and (ii) such resignation occurs within one-hundred and eighty (180) days following such Diminution of Responsibilities.

Notwithstanding anything to the contrary herein, the term Termination Upon Change of Control shall not include any termination of the employment of Executive (1) by the Company for Cause; (2) as a result of the voluntary termination of employment by Executive for reasons other than a Diminution of Responsibilities; or (3) that is a Termination in Absence of Change of Control.

5.        No Other Benefits; Release; Transition Period; Termination Under Other Circumstances.

5.1       No Other Benefits Payable. Executive shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any termination of employment.

5.2       Release of Claims. The Company may condition payment of the cash severance in Sections 2 or 3 of this Agreement upon the delivery by Executive of a signed mutual release of known and unknown claims related to Executive's employment in the form attached hereto as Exhibit A; provided that upon receipt of such mutual release, the Company uses its best efforts to execute such mutual release.

5.3       Transition Period.  In the event that the Company or the Executive gives notice to the other party of its intention to terminate Executive’s employment with the Company under circumstances that would constitute a Termination Upon a Change of Control or Termination in Absence of a Change of Control (the “Termination Notice”), the Company shall have the right, exercisable by notice to Executive given at any time prior to ten (10) days after its receipt or delivery of the Termination Notice, to request that Executive remain employed by the Company for such period as the Company may elect, but in no event longer than one hundred eighty (180) days following its receipt or delivery of the Termination Notice. If Executive agrees to such transition period (by giving notice to the Company within five (5) days after the Company's notice to Executive), then during such period Executive shall remain a full time employee of the Company at the rate of compensation and with the same benefits as in effect on the date of his termination, shall perform such duties consistent with his prior responsibilities as the Company shall reasonably request, including services designed to transition his duties and responsibilities to one or more replacements, and at the conclusion of the transition period shall receive the benefits provided in Section 2 or 3 above as the case may be. If the Company requests a transition period as provided above and Executive does not agree to it, Executive shall receive the benefit of Section 2.1 or 3.1 (computed through the date of termination), as the case may be, but shall not receive the benefit of the other provisions of this Agreement. The Company need not request a transition period, in which case Executive shall receive the benefit of Section 2 or Section 3, as the case may be, and the other provisions of this Agreement based on the date of actual termination. The Company shall have the right at any time to terminate Executive during the transition period, in which case Executive shall be entitled to the benefits of Section 2 or Section 3, as the case may be. Executive shall have the right to terminate his employment at any time during the transition period, but if Executive shall fail or refuse to complete the transition period, other than as a result of death or Disability, then Executive shall not be entitled to the benefit of Section 2 or Section 3 (except Section 2.1 or 3.1 through the date such services cease). In the case of Executive's death or Disability during the transition period, he shall be deemed to have completed the transition period service for the full period requested.

5.4       Termination Under Other Circumstances. In the event of Executive's termination for Cause, or any resignation by Executive that does not constitute a Termination Upon a Change of Control or a Termination in Absence of Change of Control, the Company's sole financial obligations to Executive shall be to pay to Executive all salary and accrued vacation (less applicable withholding) earned through the effective date of Executive's termination or resignation, to honor Executive's vested options and restricted stock (if any), and to provide the benefits, if any, under the Company's benefit plans to which Executive may be entitled pursuant to the terms of such plans. In the event of a termination of Executive's employment (1) by the Company as a result of the Disability of Executive or (2) as a result of the death of Executive, Executive (or Executive's estate) shall be entitled to the benefits of Section 3.

6.        Agreement Not to Solicit. If Company performs its obligations to deliver the severance payments and benefits set forth in Sections 2 or 3 of this Agreement, then for a period of one (1) year after Executive's termination of employment, Executive will not solicit or seek to induce any employee, distributor, vendor, representative or customer of the Company to discontinue that person's or entity's relationship with or to the Company.

7.        Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the Judicial Arbitration and Mediation Service (JAMS). The site of the arbitration proceeding shall be in Santa Clara County, California, or another location mutually agreed to by the parties.

8.        Conflict in Benefits.

8.1       Effect of Agreement. This Agreement, together with the Letter, a copy of which is attached hereto and incorporated herein by reference, the option agreements by which the option grants referred to in the Letter are evidenced, the indemnity agreement, and the confidentiality and invention assignment agreement executed by you, shall supersede all prior arrangements, whether written or oral, and understandings regarding Executive's employment with the Company and shall be the exclusive agreement for the determination of any compensation due to Executive from Company as a result of Executive's employment with Company. In the event of any conflict in these various documents, the provisions of this agreement shall control the others and the Letter shall control the option agreements.

9.        Miscellaneous.

9.1       Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. In the event of a Change in Control in which the options granted by the Company to Executive cannot be assumed by the successor or assign, Company shall give Executive reasonable advanced notice of such Change in Control, all options granted by the Company to Executive shall vest and become exercisable prior to such Change in Control, and Company shall allow Executive a reasonable opportunity to exercise such options prior to such Change in Control.

9.2       Modification of Agreement. This Agreement and the Letter referred to in Section 8.1 above may be modified, amended or superceded only by a written agreement signed by Executive and the Chief Executive Officer of the Company or an authorized member of the Board of Directors of the Company.

9.3       Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

9.4       No Employment Agreement. Executive acknowledges and understands that his employment with the Company is at-will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Executive's at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location.\

9.5       Nondisparagement.  Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees or business.  The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about Executive.

9.6.      Code Section 409A.

(a)   The parties intend that the severance payments payable under this Agreement qualify to the maximum extent possible either for the short-term deferral exception to Code Section 409A (as described in Treas. Reg. Section 1.409A-1(b)(4)) or the involuntary separation from service exception to Code Section 409A (as described in Treas. Reg. Section 1.409A-1(b)(9)(iii) and therefore should not be subject to the six-month delay described in subparagraph (c) below.  In any event this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

(b)       Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of your termination of employment, such amount or benefit will not be payable or distributable to you, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to your termination of employment meet the description or definition of “separation from service” in Section 409A of the Code and applicable regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” occurs, or such later date as may be required by subsection (c) below.

(c)       Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of your separation from service during a period in which you are a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)       if the payment or distribution is payable in a lump sum, your right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of your death or the first day of the seventh month following your separation from service; and

(ii)      if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following your separation from service will be accumulated and your right to receive payment or distribution of such accumulated amount will be delayed until the earlier of your death or the first day of the seventh month following your separation from service, whereupon the accumulated amount will be paid or distributed to you on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.”

9.7       Additional Payments.  Regardless of the basis of Executive’s termination of employment with the Company and regardless whether Executive agrees to execute the mutual release with the Company attached hereto as Exhibit A, if all or any portion of the amounts payable to Executive or on Executive’s behalf under this agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or similar state tax or assessment, the Company will pay executive an amount necessary to place Executive in the same after-tax position as Executive would have been in had no such excise tax been imposed.  The amount payable pursuant to this preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount.  The determination of the amount of any such tax indemnity shall be made by the independent accounting firm employed by the Company, which amount shall be increased or decreased to reflect the results of any final determination by taxing authorities in any administrative or judicial action and shall include any expenses reasonably incurred by Executive in defending same.  The amount payable pursuant to this paragraph shall be sufficient to pay any interest and penalties determined to be due, and shall be grossed up for the income tax due on the aggregate reimbursement.  Amounts due shall be paid within 10 days after demand by Executive, and no later than December 31 of the year following the year in which the related taxes are remitted to the applicable taxing authorities.

EXECUTIVE	MOVE, INC.

/s/ Robert J. Krolik	By: /s/ Steve Berkowitz 6/30/09
Robert J. Krolik	Name: Steve Berkowitz
Title: CEO

EXHIBIT A

MUTUAL GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into between Robert J. Krolik (“You”) and Move, Inc., on behalf of itself and its divisions, subsidiaries and affiliated entities (the “Company”) based upon the following facts:

A.                  You have been employed by the Company as Chief Financial Officer, Move, Inc., pursuant to an offer letter signed by you, dated June __, 2009 (the “Offer Letter”); and

B.                  On __________ __, ____, a [Termination in Absence of Change of Control/Termination Upon Change of Control] event, as defined in your Executive Retention and Severance Agreement dated June__, 2009 (“Retention Agreement”) occurred. By this Agreement, You and the Company mutually agree to the terms of your final separation from the Company and termination of your employment, effective as of the close of business on _________ __, ____ (“Termination Date”).

Based upon the above facts, You and the Company acknowledge and agree:

1.  Cessation of Employment:   That your termination as an employee of the Company ceases as of the close of business on the Termination Date for all purposes, including without limitation as an officer of the Company and any of its subsidiaries.

2.  Separation Benefits: Immediately after this Agreement has been executed by you and delivered to the Company and the revocation period set forth in Paragraph 3(b) below has expired, the Company will pay You the Cash Severance as set forth in [Section 2 or 3, as applicable] of the Retention Agreement, less all appropriate taxes and withholdings (“Severance Pay”). You understand that in addition to the Severance Pay, You shall be entitled to all other benefits set forth in Section [2 or 3, as applicable] of the Retention Agreement.

3.  Release and Discharge of Claims:

  a.     Except with respect to the obligations of the Company and Your rights under the Retention Agreement, in consideration of the covenants undertaken herein by the Company, to the fullest extent permitted by law, You hereby covenant not to sue and fully release and discharge the Company, and all divisions, and subsidiaries, and all respective officers, directors, shareholders, agents, and employees thereof past, present or future (collectively, “Released Parties”), with respect to and from, any and all claims, demands, rights, actions, costs, expenses, damages, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which You now own or hold, or have at anytime held, or may in the future hold against the Released Parties, arising out of, or in any way connected to Your employment relationship with the Company, Your termination, or any other events, acts or omissions occurring prior to Your execution of this Agreement (“Claim(s)”).  Your release of any such Claim(s) includes, but is not limited to, any action under any federal, state or local constitution, statute, regulation, or common law; including but not limited to, any Claim based on discrimination, retaliation, harassment, breach of contract, or any Claim for severance pay, bonus (under the Offer Letter or otherwise), or any other employee benefit.  You hereby warrant and represent that You have not filed any complaint and/or other Claim against any of the Released Parties, with any court or government entity.  You warrant and represent that You shall not seek any personal recovery from any of the Released Parties, in connection with any matter released.  To the fullest extent permitted by law, You represent and warrant that You shall not hereafter, individually, nor as a member of a class, file any action against the Released Parties arising out of or in any way related to any Claim released by You. Notwithstanding the foregoing, You do not release (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; (iii) claims to any benefit entitlements vested as the date of such release, pursuant to written terms of any employee benefit plan (including without limitation any equity compensation plan) of the Company or its subsidiaries; (iv) Your right to bring to the attention of the Equal Employment Opportunity Commission and/or California Department of Fair Employment and Housing claims of discrimination; provided, however, that You do release Your right to secure any damages for alleged discriminatory treatment; (v) any obligation of the Company under California Labor Code Section 2802 or the indemnification provisions of the Company’s Certificate of Incorporation or Bylaws; and (vi) claims pursuant to the California Workers’ Compensation Act.

   b.    The general release contained herein specifically includes a waiver and release of all claims that You have or may have under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sections 621 et seq. (“ADEA”), based on Your employment with the Company, the termination of Your employment, or any event, transaction, occurrence, act or omission occurring on or before the date on which You execute this Agreement. By signing this Agreement, You acknowledge and agree that the releases contained herein, including the ADEA release, do not cover rights or claims that may arise after the date on which You sign this Agreement; [that You have been advised to consult an attorney before signing this Agreement; that You have up to twenty-one (21) calendar days from the date You are presented with this Agreement to consider whether or not to sign it; that You are knowingly and voluntarily waiving and releasing Your rights, including Your rights under the ADEA, only in exchange for consideration (something of value) in addition to anything of value to which You are otherwise already entitled, and that if You sign this Agreement, You will have the right to revoke this Agreement within seven (7) calendar days of signing this Agreement and that this Agreement shall not become effective or enforceable until after this revocation period has expired. You may revoke this Agreement by delivering a written notice to the General Counsel of Move, Inc., 30700 Russell Ranch Road, Westlake Village, CA 91362, which notice must be delivered or postmarked within seven (7) days of Your execution of this Agreement.

   c.    The Company hereby covenants not to sue and releases You with respect to and from, any and all claims, demands, rights, actions, costs, expenses, damages, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which it now owns or holds, or has at anytime before owned or held, or may in the future hold against You, including without limitation such claims arising out of, grounded upon, or in any way connected to Your employment relationship with the Company or Your termination from that employment.  The Company hereby warrants and represents that it shall not seek nor be entitled to personal recovery from You in connection with any matter released herein.

4.    Belated Discovery: As part of the foregoing general release of claims, and not by way of limitation, You and the Company each expressly waive all of your respective rights under Section 1542 of the California Civil Code or any similar law of any other jurisdiction. California Civil Code Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

You and the Company acknowledge, understand and agree that either You or the Company may later discover claims or facts in addition to or different from those which You and Company now know or believe to be true with respect to the subject matters of this Agreement, but that it is nevertheless Your intention, and the Company’s intention, by signing this Agreement to fully, finally and forever release any and all claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth herein.

5.  No Assignment of Claims: You represent and agree that You have not assigned or transferred any Claim against any of the Released Parties, or any portion or interest of any Claim, and You agree to indemnify, defend and hold harmless the Released Parties against any and all Claims based on, arising out of or in connection with, any such transfer or assignment of any Claim. The Company represents and agrees that it has not assigned or transferred any claim against You, and agrees to indemnify, defend You and hold You harmless against any and all claims based on, arising out of or in connection with, any such transfer or assignment of any claim. This Agreement shall be binding upon the Company’s successors and assigns, and Your heirs, estate, personal representatives, executors and administrators.

6.  No Other Payment or Monies Owed:  You agree that on signing this Agreement, You have been compensated by the Company in full for all wages and vacation pay earned and accrued by You through the Termination Date and that, except for the Severance Pay described in Paragraph 2 and all other benefits set forth in Paragraph 2 above, no other wages, or compensation of any kind whatsoever are owed to You or will be paid to You. You understand and agree that except for the Severance Pay and such other benefits in Paragraph 2, You are not eligible and shall not receive any other separation payment from the Company in connection with Your employment, termination or executing this Agreement.

7.  Company Benefits: Except as set forth in Paragraph 2 and as mandated by applicable law, all Company-sponsored employee benefits provided to You ceased or will cease as of the close of business on the Termination Date.

8.  Return of Company Property: You represent and agree that You have returned to the Company any and all company property in Your possession, custody or control, and/or in the possession, custody or control of Your agents or representatives, including all originals and all copies of documents, computer disks, files, contact lists, and all the Company’s equipment, including telephones, and computers.

9.  No Admission of Liability: This Agreement shall not be construed as an admission that either party has acted wrongfully or unlawfully. The parties each disclaim any liability to or wrongful acts or omissions against the other party or any person. Neither this Agreement nor anything in it shall be admissible in any proceeding as evidence of any unlawful or wrongful conduct by either party or any Released Parties.

10.  Confidentiality: You acknowledge that as a result of Your employment with the Company, You have had access to the Company’s “confidential information,” as that term is defined in the Company’s Code of Conduct and Business Ethics in effect during your employment with the Company (the “Code”).  You understand and agree that You continue to be bound by the terms and obligations of the Code, that You will hold all confidential information in the strictest confidence, and that You will not make use of such confidential information on behalf of anyone.  Any breach of this paragraph by You shall be a material breach of this Agreement.

11.  Non-disparagement: You and the Company agree to refrain from making any statements or taking any actions to disparage the other party, directly or indirectly, that harm the other party’s business interests, reputation or goodwill.

12.  Severability: Should any part, term or provision of this Agreement, with the exception of the releases embodied in Paragraph 3 be determined by any Court or other tribunal of competent jurisdiction to be invalid or unenforceable, such invalid or unenforceable part, term or provision shall be deemed stricken and severed from this Agreement and any and all of the other terms of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases embodied in Paragraph 3 are of the essence of this Agreement and should You take any action to have any part of Paragraph 3 deemed to be invalid or unenforceable, or should any part of Paragraph 3 be deemed to be invalid or unenforceable, the Company may, in its sole discretion, declare this Agreement to be null and void, and any Severance Pay and bonus amount (if any) received by You shall be returned to the Company.

13.  Enforcement of this Agreement and Arbitration: This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or arising out of or relating in any way to your employment or termination, shall be submitted to arbitration by the Judicial and Mediation Service (“JAMS”), to be held in Santa Clara County, California, in accordance with the rules of JAMS then in effect and applicable to employment disputes. If any arbitration or action at law or in equity is brought to enforce, interpret, or rescind this Agreement, the prevailing party shall be entitled to all of its costs in bringing the arbitration or action, including attorneys’ fees.

14.  Entire Agreement:  You acknowledge that in entering this Agreement You have not relied on any oral or written promises, statements, or representations, made to You by any Company representative, except as expressly stated in this Agreement.  This Agreement contains the full and complete understanding and agreement between You and the Company with respect to the within subject matters and supersedes all prior agreements between You and the Company regarding the same.  This Agreement may not be modified or amended except by a written instrument executed by both parties hereto.

15.  Counterpart Execution and Use of Photocopies: This Agreement may be executed in counterparts and transmitted by facsimile, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals.

16.  Effect of, Waiver of Breach: No waiver of any breach of any term or provision of this Agreement shall be construed to be a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

17.  Consultation With Counsel: You acknowledge that You have carefully read and fully understand this Agreement, and that You have had the opportunity to raise with the Company any questions, concerns or issues You may have in connection with this Agreement, or its terms. You further acknowledge that You have had the opportunity, and taken it to the extent You deemed appropriate and necessary, to consult legal counsel of Your choice in connection with this Agreement and consent to all of the terms and provisions contained herein knowingly, voluntarily and without any reservation whatsoever.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A MUTUAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ROBERT J. KROLIK

Dated:

MOVE, INC.

By:	Dated:

Its:

16